EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES EARNINGS FOR FIRST QUARTER

Waldorf, Maryland, April 21, 2010 -- Tri-County Financial Corporation (OTCBB:TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”), today reported consolidated net income available to common shareholders for the quarter ended March 31, 2010 of $1,152,691 or $0.38 per common share (fully diluted) based on 2,999,513 diluted weighted average common shares outstanding compared to $558,108 or $0.19 per common share (fully diluted) based on 2,990,103 diluted weighted average common shares outstanding for the quarter ended March 31, 2009, an increase of $594,583 or 106.54%. The Company's returns on average assets and equity for the quarter ended March 31, 2010 were 0.67% and 7.85%, respectively, compared to 0.43% and 4.49%, respectively, for the same period in 2009.

“During the last year, the U.S. economy experienced unprecedented challenges. Despite this fact, we remained not only profitable, but saw growth in our market share. Earnings for the first quarter reflect our continued commitment to the corporate strategic plan,” said Michael Middleton, Tri-County Financial Corporation Chairman, President and CEO. “Our objective in the current year is to return the Company back to its recent performance trends. The quality growth of our deposit and loan portfolios during the last year has positioned the Company to remain a leader in the Southern Maryland market we serve.”

The increase of $594,584 in net income for the quarter ended March 31, 2010 was primarily due to an increase of $1,541,631 or 31.19%, in net interest income from $4,943,005 for the quarter ended March 31, 2009 to $6,484,636 for the quarter ended March 31, 2010.   The Company has been successful in increasing its core deposits and reducing its cost of funds in the low interest rate environment of the last year.  The Company’s interest rate margin increased to 3.40% for the three months ended March 31, 2010 from 2.89% for the three months ended March 31, 2009.  The Company’s provision for loan losses for the quarter ended March 31, 2009 increased to $858,374 compared to $532,885 for the quarter ended March 31, 2009. This increase was a result of the Company’s continuing evaluation of its loan portfolio. Noninterest income increased $174,768 or 29.80% from $586,457 for the quarter ended March 31, 2009 to $761,225 for the quarter ended March 31, 2010.  For the quarter ended March 31, 2010, noninterest expense increased $424,247 or 11.12%, from $3,814,162 for the quarter ended March 31, 2009 to $4,238,409 for the quarter ended March 31, 2010, primarily due to an increase in FDIC assessments of $262,442.

Total assets amounted to $819,175,061 at March 31, 2010, compared to $815,042,534 at December 31, 2009. Net loans decreased $8,493,522 to $608,099,454 at March 31, 2010 from $616,592,976 at December 31, 2009. The decline in net loans outstanding was caused by seasonal fluctuations in a few relationships and the resolution of a problem loan relationship. Net loans have increased $59,930,626 since March 31, 2009.   The allowance for loan losses decreased $225,684 to $7,245,630 at March 31, 2010 from $7,471,314 at December 31, 2009. Non-performing loans as a percentage of total loans amounted to 2.29% at March 31, 2010 compared to 3.09% at December 31, 2009. The Company continues to have a high quality loan portfolio with 89.91% of its non-performing loans concentrated among four customers at March 31, 2010. Total deposits increased $21,612,021, or 3.37%, to $662,030,810 at March 31, 2010 from $640,418,789 at December 31, 2009. Deposits have increased $107,762,319 or 19.44% since March 31, 2009. Long-term debt and short-term borrowings decreased by $17,840,660 or 20.10% from $88,750,160 at December 31, 2009 to $70,909,500 at March 31, 2010 as growing retail deposits replaced wholesale funds.

Common stockholders' equity of $53,142,891 resulted in a book value of $17.82 per common share at March 31, 2010 based on 2,981,781 shares of common stock outstanding at March 31, 2010, an increase of $0.39 per share from December 31, 2010. As previously announced, an annual cash dividend of $0.40 per share was paid on April 2, 2010 to shareholders of record on March 12, 2010. The Bank remains well-capitalized at March 31, 2010 with a leverage ratio of 10.00%.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.

Tri-County Financial Corporation will hold its Annual Meeting of Stockholders on Monday, May 10, 2010 in the Board Room at Community Bank of Tri-County, 3035 Leonardtown Road, Waldorf, Maryland at 10:00 a.m.

This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited and as of March 31, 2010. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2009.   The results of operation for the three months ended March 31, 2010 are not necessarily indicative of the results of operation that may be expected for the entire year.

TRI-COUNTY FINANCIAL CORPORATION
	Three Months Ended
	March 31, 2010	March 31, 2009
Operations Data:
Interest and dividend income	$ 9,963,537	$ 9,203,076
Interest expense	3,478,901	4,260,071
Net interest income	6,484,636	4,943,005
Provision for loan losses	858,374	532,885
Noninterest income	761,225	586,457
Noninterest expense	4,238,409	3,814,162
Net income	1,364,424	769,840
Net income available to common shareholders	$ 1,152,691	$ 558,108
Return on average assets	0.67%	0.43%
Return on average equity	7.85%	4.49%
Net interest margin	3.40%	2.89%
Share Data:
Basic net income per common share	$0.39	$0.19
Diluted net income per common share	$0.38	$0.19
Weighted average common shares outstanding:
Basic	2,978,388	2,951,122
Diluted	2,999,513	2,990,103

	As of March 31, 2010	As of December 31, 2009
Financial Condition Data:
Total assets	$ 819,175,061	$ 815,042,534
Securities	140,589,048	144,213,912
Loans receivable, net	608,099,454	616,592,976
Foreclosed real estate	6,892,816	922,934
Total liabilities	749,715,170	746,852,685
Total deposits	662,030,810	640,418,789
Short-term borrowings	251,096	13,080,530
Long-term debt	70,658,404	75,669,630
Junior subordinated debentures	12,000,000	12,000,000
Preferred stock	16,317,000	16,317,000
Total stockholders’ equity	$ 69,459,891	$ 68,189,849
Book value per common share	$ 17.82	$ 17.43
Common shares outstanding	2,981,781	2,976,046
Leverage ratio	10.00%	10.03%
Risk-based capital ratio	13.43%	13.46%
Allowance for loan losses to total loans	1.18%	1.20%
Nonperforming loans to total loans	2.29%	3.09%
Allowance for loan losses to nonperforming loans	51.27%	38.74%